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                                                                 Exhibit 4.1

                                AMENDMENT NO. 1

                            dated as of June 2, 1997

                                       to

                    SHAREHOLDER PROTECTION RIGHTS AGREEMENT

                          dated as of October 15, 1996

                                    between

                            MELLON BANK CORPORATION

                                      and

                               MELLON BANK, N.A.,

                                as Rights Agent
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     AMENDMENT NO. 1, dated as of June 2, 1997 (this "Amendment") to SHAREHOLDER
PROTECTION RIGHTS AGREEMENT, dated as of October 15, 1996 (the "Original Agreement"; the Original Agreement as amended hereby and as further amended from time to time, this "Agreement"), between Mellon Bank Corporation, a Pennsylvania corporation (the "Company"), and Mellon Bank, N.A., a national banking association, as Rights Agent (the "Rights Agent", which term shall include any successor Rights Agent hereunder).

                                  WITNESSETH:

     WHEREAS, the Corporation has approved a two-for-one split of its common stock, par value $.50 per share ("Common Stock"), such split to be effected in the form of a stock dividend (the "Stock Dividend") of one additional share of Common Stock paid on June 2, 1997 on each issued share of Common Stock to the holders of record at the close of business on May 1, 1997;

     WHEREAS, pursuant to Section 2.4(a) of the Original Agreement, the Exercise Price (as defined in the Original Agreement) in effect after payment of the Stock Dividend is equal to the Exercise Price in effect immediately prior to such adjustment dividend by the Expansion Factor (as defined in the Original Agreement);

     NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein and intending to be legally bound hereby, the parties hereby agree as follows:

     SECTION 1. Effective as of the payment date of the Stock Dividend, the definition of "Exercise Price" in the Original Agreement is amended so as to read in its entirety as follows:

          "Exercise Price" shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until further adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal $112.50.

     SECTION 2. Except as amended by this Amendment, the Original Agreement shall remain in full force and effect.

     SECTION 3. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                                     MELLON BANK CORPORATION

                                     By: FRANK V. CAHOUET
                                        ----------------------------
                                         Frank V. Cahouet
                                         Chairman, President and Chief
                                         Executive Officer


                                     MELLON BANK, N.A.

                                     By: DARYL J. ZUPAN
                                        ----------------------------
                                         Daryl J. Zupan
                                         Senior Vice President


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